CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 11 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 10, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of Colonial Newport Tiger Fund, a series of Colonial Trust VII, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "The Fund's Financial History" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.



Price Waterhouse LLP
Boston, Massachusetts
April 17, 1997